Exhibit 99.3

UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

We are providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Acquisition. The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Sigma and NextTrip adjusted to give effect to the Acquisition, as well as the Asset Sale. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosure about Acquired and Disposed Businesses.”

The unaudited pro forma combined condensed financial information was derived from and should be read in conjunction with the following historical financial statements and accompanying notes, which are included or incorporated by reference in this proxy statement and incorporated herein by reference in this section:

●	The audited financial statements of Sigma as of and for the fiscal years ended December 31, 2022 and 2021;
●	The unaudited financial statements of Sigma as of and for the three and nine months ended September 30, 2023 and 2022;
●	The audited financial statements of NextTrip as of and for the fiscal years ended on February 28, 2023 and 2022; and
●	The historical interim financial statements of NextTrip as of and for the three and six months ended August 31, 2023 and 2022.

The unaudited pro forma combined condensed financial information should be read together with the historical financial statements of Sigma and NextTrip incorporated by reference or included in this proxy statement along with the information in Sigma’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this proxy statement and “NextTrip’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included in this Proxy Statement and incorporated herein by reference.

On October 12, 2023, Sigma, NextTrip, and Parent, entered into a Share Exchange Agreement (the “Exchange Agreement”). Under the terms of the Exchange Agreement, the parties agreed that the Parent will sell and transfer to Sigma all of the NextTrip Shares in exchange for the Restricted Sigma Shares to be issued to the Parent Members Pro Rata under the terms of the Exchange Agreement, subject to certain closing conditions (the “Merger”). Upon the closing of the Merger NextTrip will become a wholly owned subsidiary of Sigma.

The Contingent Shares, together with the Closing Shares issued at the closing, will not exceed 6,000,000 shares of Sigma common stock, or approximately 88.5% of our issued and outstanding shares of common stock immediately following the issuance of the Exchange Shares assuming no other change in our outstanding shares as of September 30, 2023. Assuming the issuance of all the Exchange Shares, including the Contingent Shares, the Acquisition would result in an eventual change of control of Sigma, with the NextTrip Sellers as a group receiving an aggregate number of shares that exceeds the number of shares that will be held by the legacy stockholders of Sigma. As a result, the Acquisition will be accounted for as a reverse acquisition of Sigma by NextTrip. Sigma is expected to change its corporate name to “NextTrip, Inc.” following the Acquisition.

On October 6, 2023, Sigma entered into an Asset Purchase Agreement with Divergent, pursuant to which Sigma has agreed to sell to Divergent certain assets consisting primarily of patents, software code and other intellectual property for a purchase price of $1,626,242, including a $37,000 earnest-money deposit previously paid to us by Divergent. The closing under the Asset Purchase Agreement is expected to occur subsequent to the closing of the reverse acquisition with NextTrip. The parties’ respective obligations to close are subject to the accuracy of the parties’ respective representations and warranties and performance of their respective covenants and satisfaction or waiver of other customary conditions specified in the Asset Purchase Agreement. In the interim, between the signing date and closing date or termination of the Asset Purchase Agreement, Sigma has granted Divergent a non-exclusive, nontransferable, non-sublicensable (except to Divergent customers and affiliates), limited, irrevocable (except in connection with the termination of the Asset Purchase Agreement), worldwide, royalty-free license to the “Licensed IP” (as defined) for testing, evaluation, and commercialization purposes.

Sigma and NextTrip have fiscal years ending on December 31 and February 28, respectively. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical unaudited balance sheet of Sigma as of September 30, 2023 and the historical unaudited balance sheet of NextTrip as of August 31, 2023, and is adjusted for the pro forma effects of the Acquisition and Asset Sale.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 combines the historical unaudited statement of operations of Sigma for the nine months ended September 30, 2023 and the historical unaudited statement of operations of NextTrip for the nine months ended August 31, 2023, and is adjusted on a pro forma basis as if the Acquisition had occurred on January 1, 2022 including the issuance of all contingent shares as of that date and for the pro forma effects of the Asset Sale .

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 combines the historical unaudited statement of operations of Sigma for the year ended December 31, 2022 and the historical unaudited statement of operations of NextTrip for the year ended February 28, 2023, and is adjusted on a pro forma basis as if the Acquisition occurred on January 1, 2022 including the issuance of all contingent shares as of that date and for the pro forma effects of the Asset Sale.

On September 22, 2023, Sigma effected the Reverse Split of the issued and outstanding shares of our common stock and the number of shares of common stock that we are authorized to issue. The Reverse Split combined each 20 shares of the issued and outstanding common stock into one share of common stock. No fractional shares were issued in connection with the Reverse Split, and any fractional shares resulting from the Reverse Split were rounded up to the nearest whole share. All stock options, warrants, shares issuable upon conversion of the Company’s preferred stock and stock awards of the Company outstanding immediately prior to the Reverse Split were adjusted in accordance with their terms. All share and earnings per share information in the unaudited pro forma condensed combined financial information has been adjusted for the Reverse Split.

The unaudited pro forma condensed combined financial information is for informational purposes only. It does not purport to indicate the results that would have been obtained had the Acquisition and the Asset Sale actually been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

Sigma Additive Solutions, Inc.

Unaudited Pro forma Condensed Combined Balance Sheet

September 30, 2023

(in thousands)

	NextTrip Group	Sigma Additive Solutions	Adjustments		Pro forma Combined Company
ASSETS
Current assets
Cash	106	556	1,589	(H)	2,251
Accounts Receivable, net	5	59	-		64
Receivables - related party, net	1,993	-	-		1,993
Inventory	-	775	(325)	(H)	450
Prepaid expenses and other current assets	42	38	-		80
Total current assets	2,146	1,428	1,264		4,838

Property and equipment	6	162	(57)	(H)	111
Intangible assets	2,480	1,248	(1,248)	(H)	2,480
Goodwill	-	-	1,657	(C),(H)	1,657
Security Deposit	15	-	-		15
Right of use asset	946	-	-		946
Total assets	5,593	2,838	1,616		10,047

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	582	607	-		1,189
Accrued expenses	378	146	1,308	(G),(H)	1,832
Convertible notes	4,303	-	(4,303)	(D)	-
Convertible notes - related parties	200	-	(200)	(D)	-
Deferred revenue	80	111	(111)	(H)	80
Notes payable - related parties	574	-	-		574
Operating lease liability - current	220	-	-		220
Total current liabilities	6,337	864	(3,306)		3,895

Long-term liabilities
Operating lease liability - non-current	794	-	-		794
Total Long-term liabilities	794	-	-		794
Total liabilities	7,131	864	(3,306)		4,689

Stockholders’ equity
Preferred units / Preferred stock	4,000	-	(4,000)	(E)	-
Common units / Common stock	-	1	7	(A),(B),(D),(E),(F)	8
Additional paid-in-capital	13,296	55,380	(10,635)	(A),(B),(D),(E),(F)	58,041
Accumulated deficit	(18,834)	(53,407)	19,550	(A),(F),(G)	(52,691)
Total Stockholders’ equity	(1,538)	1,974	4,922		5,358
Total Liabilities and Stockholders’ equity	5,593	2,838	1,616		10,047

Sigma Additive Solutions, Inc.

Unaudited Pro forma Condensed Combined Statement of Operations

For the Nine Months Ended September 30, 2023

(in thousands)

	NextTrip Group	Sigma Additive Solutions	Adjustments		Pro forma Combined Company

Revenue	47	369	(369)	(I)	47

Cost of revenue	40	276	(276)	(I)	40

Gross Profit	7	93	(93)		7

Operating expenses
General and administrative	2,299	-	-		2,299
Sales and marketing	186	-	-		186
Salaries & Benefits	-	1,775	(1,775)	(I)	-
Stock-Based Compensation	-	447	(447)	(I)	-
Operations and R&D Costs	-	232	(232)	(I)	-
Investor, Public Relations and Marketing	-	129	(129)	(I)	-
Organizational Costs	-	137	(137)	(I)	-
Legal & Professional Service Fees	-	587	(587)	(I)	-
Office Expenses	-	310	(310)	(I)	-
Depreciation and amortization	1,192	74	(74)	(I)	1,192
Other Operating Expenses	-	388	(388)	(I)	-
Total Operating expenses	3,677	4,079	(4,079)		3,677
Income (loss) from operations	(3,670)	(3,986)	3,986		(3,670)

Other (income) expense
Interest (income) expense, net	215	10	(225)	(I), (J)	-
State Incentives	-	-	-		-
Exchange Rate Loss	-	3	(3)	(I)	-
Other (income)	-	(68)	68	(I)	-
Total other (income) expense	215	(55)	(160)		-
Income (loss) before income taxes	(3,885)	(3,931)	4,146		(3,670)

Income tax expense	-	-	-		-
Net Income (loss)	(3,885)	(3,931)	4,146		(3,670)

Preferred Dividends	-	33	(33)	(I)	-
Net Income (loss) applicable to Common Stockholders	(3,885)	(3,964)	4,179		(3,670)

Net income (loss) per common share - basic and diluted	(4.25)	(7.28)			(0.58)

Weighted average shares outstanding - basic and diluted	915,000	544,587			6,368,672

Sigma Additive Solutions, Inc.

 Unaudited Pro forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2022

(in thousands)

	NextTrip Group	Sigma Additive Solutions	Adjustments		Pro forma Combined Company

Revenue	383	630	(630)	(I)	383

Cost of revenue	355	350	(350)	(I)	355

Gross Profit	28	280	(280)		28

Operating expenses
General and administrative	3,574	-	-		3,574
Sales and marketing	708	-	-		708
Salaries & Benefits	-	4,740	(4,740)	(I)	-
Stock-Based Compensation	-	793	(793)	(I)	-
Operations and R&D Costs	-	653	(653)	(I)	-
Investor, Public Relations and Marketing	-	423	(423)	(I)	-
Organizational Costs	-	312	(312)	(I)	-
Legal & Professional Service Fees	-	725	(725)	(I)	-
Office Expenses	-	915	(915)	(I)	-
Depreciation and amortization	807	116	(116)	(I)	807
Other Operating Expenses	-	352	(352)	(I)	-
Total Operating expenses	5,089	9,029	(9,029)		5,089
Income (loss) from operations	(5,061)	(8,749)	8,749		(5,061)

Other (income) expense
Interest (income) expense, net	72	4	(76)	(I), (J)	-
State Incentives	-	(77)	77	(I)	-
Exchange Rate Loss	-	16	(16)	(I)	-
Other (income)	-	-	-		-
Total other (income) expense	72	(57)	(15)		-
Income (loss) before income taxes	(5,133)	(8,692)	8,764		(5,061)

Income tax expense	-	-	-		-
Net Income (loss)	(5,133)	(8,692)	8,764		(5,061)

Preferred Dividends	-	57	(57)	(I)	-
Net Income (loss) applicable to Common Stockholders	(5,133)	(8,749)	8,821		(5,061)

Net income (loss) per common share - basic and diluted	(0.88)	(16.56)			(0.80)

Weighted average shares outstanding - basic and diluted	5,824,085	524,940			6,349,025

See accompanying notes to unaudited condensed combined pro forma financial information.

NOTES TO THE UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL INFORMATION

(1) Basis of Presentation

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 and the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are presented on a pro forma basis as if the Acquisition had occurred on January 1, 2022 and gives pro forma effect to the Asset Sale. These periods are presented on the basis of NextTrip as the accounting acquirer.

The pro forma adjustments are based on certain currently available information and certain assumptions and methodologies that we believe are reasonable under the circumstances. The unaudited pro forma adjustments may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. We believe that our assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Acquisition and the Asset Sale based on information available to management and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited proforma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Acquisition.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Acquisition and the Asset Sale taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of NextTrip, Inc., as the post-Acquisition company. This information should be read in conjunction with the historical financial statements and notes thereto of Sigma and NextTrip.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”), operations and financial position of the registrant as an autonomous entity (“Autonomous Entity Adjustments”) and an option to present the reasonably estimable synergies and dis-synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). We have elected not to present any Management’s Adjustments in the unaudited pro forma condensed combined financial information.

(2) Accounting Policies

Management is performing a comprehensive review of the accounting policies of Sigma and NextTrip. As a result of the review, management may identify differences between the accounting policies of the entities which, when confirmed, could have a material impact on the financial statements of the post-Acquisition company. Based on its initial analysis, management has not identified any differences that would have an impact on the unaudited pro forma condensed combined financial information and has not recorded any adjustments.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-Acquisition company filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 are based upon the number of the post-Acquisition company’s shares outstanding, assuming the Acquisition occurred on January 1, 2022 and the issuance of all the Exchange Shares, including the Contingent Shares, on that date.

(3) Purchase Consideration and Purchase Price Allocation

The Acquisition will be accounted for as a reverse acquisition, with NextTrip as the accounting acquirer, using the acquisition method in accordance with ASC 805, Business Combinations. Under this method of accounting, the purchase price is allocated to the assets acquired and liabilities assumed based upon their estimated fair values at the date of consummation of the transaction. In the Asset Sale, the assets sold are derecognized at their carrying value at the disposition date.

The following table presents the preliminary allocation of the $3.7 million consideration for the Acquisition and summarizes the estimated fair values of the Sigma (the accounting acquiree) assets acquired and liabilities assumed for NextTrip (the accounting acquirer). The estimated consideration of approximately $3.7 million is based on Sigma’s weighted average closing share price as reported on Nasdaq for the period from October 6, 2023 through November 3, 2023 multiplied by the 651,536 shares outstanding as of September 30, 2023 and the assumed conversion of Series E Preferred Stock into 3,069 common shares. The value of the purchase price consideration will change based on fluctuations in the share price of Sigma’s common stock and the number of common shares of Sigma outstanding on the closing date of the Acquisition. As described above, fair values assigned to certain assets acquired and liabilities assumed are provisional and thus subject to change:

Sigma Additive Solutions, Inc.

Provisional Table of Assets Acquired and Liabilities Assumed

as of the Reverse Acquisition Date

(in thousands)

Value
Fair Value of Net Assets Acquired:

Cash	556
Accounts Receivable, net	59
Inventory	775
Prepaid expenses and other current assets	38
Property and equipment	162
Intangible assets	1,248
Accounts payable	(607)
Accrued expenses	(146)
Deferred revenue	(111)
Total identifiable net assets acquired	1,974

Goodwill	1,764
Total Fair Value of Net Assets Acquired	3,738

Other considerations in the preliminary allocation of the estimated acquisition purchase consideration include the following:

1)	Our preliminary valuation used to allocate the purchase price uses a third-party market participant view and assumes there are no synergies unique to the Acquisition. If there were synergies unique to the Acquisition, a higher portion of the purchase consideration would be allocatable to goodwill.

2)	Accounts receivable and other current assets and liabilities carrying values approximate fair value.

3)	We have estimated the acquired intangibles based including goodwill on preliminary valuation analysis subject to finalization;

4)	The Exchange Shares include the Contingent Shares to be potentially issued to the NextTrip Sellers. Contingent equity to be issued to the shareholders of the accounting acquirer in a reverse acquisition are accounted for in a manner similar to a stock dividend which capitalizes the fair value of the shares from retained earnings (accumulated deficit) as of the issuance of the shares. Consequently, we have estimated that approximately $32.5 million will be transferred from accumulated deficit to additional paid-in-capital as a result of the assumed issuance of the Contingent Shares.

5)	The post-Acquisition company will consist of two reporting units, Sigma and NextTrip. We allocated $1,626,000 of the purchase consideration to the fair value of Sigma reporting unit based on the sale price of the assets in the Asset Sale and $2,112,000 to the fair value of the net assets assigned to the NextTrip reporting unit in the reverse acquisition. As the fair value attributable to the Sigma reporting unit was determined by the Asset Sale price, no gain or loss was recognized in the disposition transaction.

(4) Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Acquisition and Asset Sale and has been prepared for informational purposes only.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023:

A.	Eliminate the historical equity of Sigma. The equity of Sigma is revalued to the reverse acquisition purchase consideration in Adjustment B.

B.	Record the reverse acquisition purchase consideration measured by the estimated fair value of the Sigma stock as of the acquisition date.

C.	Reflect the estimated residual goodwill in the reverse acquisition. The residual goodwill of $1,764,000 was allocated to the Sigma and NextTrip reporting units at $107,000 and $1,657,000, respectively.

D.	Reflect the conversion of the NextTrip convertible debt to equity of NextTrip.

E.	Reflect the conversion of 400,000 NextTrip preferred units to equity of NextTrip.

F.	Reflect the issuance of the Exchange Shares, including the Contingent Shares in the Acquisition accounted for as a reverse acquisition. As discussed above, the issuance of the Contingent Shares is accounted for as a stock dividend in a business combination accounted for as a reverse acquisition.

G.	Reflect the accrual of transaction costs for Sigma and NextTrip that were not included in the historical financial statements for the periods presented. The Company included an accrual of $1,345,000 for unrecorded transaction costs in the pro forma balance sheet as of September 30, 2023. The Company had included $35,000 in the historical statements of operations. Total estimated transaction costs of $1,380,000 include $500,000 for investment banking fees payable on closing of the Acquisition and $170,000 in estimated legal and transaction costs for NextTrip.

H.	Reflect the derecognition of the assets sold and the purchase price received in the Asset Sale.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022:

I.	Reflect the derecognition of the Sigma operating results due to the Asset Sale to conform to the pro forma presentation which assumes that the Asset Sale took place on January 1, 2022.

J.	Remove the interest expense on the NextTrip convertible debt to conform to the pro forma assumption that the NextTrip convertible debt was converted to NextTrip equity on January 1, 2022.

(5) Income (Loss) Per Share

Represents the net income (loss) per share calculated using the historical weighted average shares outstanding and assuming the Exchange Shares, including the Contingent Shares, were issued and outstanding since January 1, 2022.

The unaudited pro forma condensed combined financial information has been prepared based on the following weighted average shares outstanding:

	Weighted Average Shares
Share Issuance Component	September 30, 2023	December 31, 2022

Sigma Additive Weighted Average Shares	544,587	524,940
Closing Shares	130,242	130,242
Tranche 1 Contingent Shares (A)	1,305,000	1,305,000
Tranche 2 Contingent Shares (A)	1,305,000	1,305,000
Tranche 3 Contingent Shares (A)	1,305,000	1,305,000
Tranche 4 Contingent Shares (A)	1,367,782	1,367,782
Alternative Calculation Contingency (A)	411,061	411,061
Total weighted average shares	6,368,672	6,349,025

(A) Contingent Shares issuance is calculated on a 90% probability of the shares being issued.

As a result of the pro forma net loss for the nine-months ended September 30, 2023 and the year ended December 31, 2022, the earnings per share amounts exclude the anti-dilutive impact from the following common stock equivalents:

	September 30, 2023	December 31, 2022
	Potential Shares	Potential Shares

Warrants	222,043	191,164
Stock Options	-	-
Preferred Stock	-	-

Total anti-dilutive securities	222,043	191,164

The number of potentially dilutive shares is based on the maximum number of shares issuable on exercise or conversion of the related securities as of the period end. Such amounts have not been adjusted for the treasury stock method or weighted average outstanding calculations as required if the securities were dilutive. The Preferred Stock is reflected at zero as the Series E Preferred Stock is expected to be converted into 3,069 shares of common stock in connection with the Acquisition. The Stock Options have been reflected at zero due to the likely cancellation or expiration of the outstanding stock options at the closing of the Exchange Agreement transaction due to the change of control transaction.